Exhibit 4.10

FIRST AMENDMENT TO LOAN AGREEMENT

(Series 2011)

THIS FIRST AMENDMENT TO LOAN AGREEMENT, dated as of August 19, 2014 (the “Amendment”), between the Harris County Industrial Development Corporation, a Texas public non-profit corporation (the “Issuer”), and HFOTCO LLC, a Texas limited liability company (the “Borrower”),

W I T N E S S E T H:

WHEREAS, the Issuer and the Borrower have entered into that certain Loan Agreement, dated as of December 1, 2011 (the “Loan Agreement”); and

WHEREAS, the Issuer and the Borrower desire to amend the Loan Agreement in order to support the remarketing of the Bonds therein described pursuant to and upon the effective date of the Amended and Restated Bond Indenture, dated as of even date herewith (the “Restated Bond Indenture”), between the Issuer and The Bank of New York Mellon Trust Company, N.A., relating to such Bonds;

NOW, THEREFORE, in consideration of the premises and of the purchase of the Bonds on the first Mandatory Tender Date described in the Bond Indenture, the Issuer and the Borrower agree to amend the Loan Agreement as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment shall have the meanings ascribed to such terms in the Loan Agreement or, if not there defined, the Restated Bond Indenture. All references in the Loan Agreement to designated “Articles,” “Sections,” and other subdivisions shall refer to the designated Articles, Sections, and other subdivisions thereof as amended by this Amendment.

The term “Loan Payments” in Section 1.01 of the Loan Agreement is hereby amended and restated to read as follows:

““Loan Payments” means those certain payments agreed to be made by the Borrower pursuant to Section 3.04 and pursuant to the Note evidencing such agreement, including payments pursuant to any guaranty thereof and realization on any security therefor.”

2. Consent. The Borrower acknowledges receipt of and consents to the execution and delivery of the Restated Bond Indenture and acknowledges that references to the Bond Indenture in the Loan Agreement are to such Bond Indenture as amended and restated by the Restated Bond Indenture.

3. Action by or Affecting Bondholder Representative. Anything in the Loan Agreement to the contrary notwithstanding, any request, demand, authorization, direction, notice, consent, waiver, or other action provided in the Loan Agreement to be given or taken by the Holders of Bonds in any Mode to direct, consent to, or waive the exercise by the Issuer or the Trustee of any right or remedy hereunder may be given or taken by, and only by, a written instrument signed by the Bondholder Representative whenever such Bonds are in a Term Indexed Mode and a Bondholder Agreement therefor is in effect. The Loan Agreement may not be amended or supplemented to change the rights of the Bondholder Representative without the written consent of such Person.

4. Notices to and from Bondholder Representative. Where the Loan Agreement provides for notice to Bondholders of any event, a copy of such notice shall be given in writing and mailed, first-class postage prepaid, to the Bondholder Representative, at the address of the Bondholder Representative specified in the Bondholder Agreement, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice to Bondholders, whenever such Bonds are in a Term Indexed Mode and a Bondholder Agreement therefor is in effect. Any notice to or from the Bondholder Representative pursuant to the Loan Agreement may be given by Electronic Means with the same effect as if given under the Restated Bond Indenture.

5. Security for Loan Payments. The heading and text of Section 3.02 are hereby amended and restated in their entirety to read as follows: “[Reserved].”

6. Tax Covenants. From and after the effective date of this Amendment, Section 5.07 of the Loan Agreement (including the defined terms used therein) shall be construed, and observed and performed by the Borrower, as if each reference therein to “the Bonds” were to the Common Issue Bonds, “any Bond” were to any Common Issue Bond, “Issue Date” were to the effective date of this Amendment, and “Tax Letter of Representation” were to the letter of that name executed by the Borrower as of such effective date, and as if the representations therein were repeated as of such effective date. The Borrower represents to the Issuer and the Trustee for purposes of Section 5.07G(5) of the Loan Agreement that all Gross Proceeds of the Common Issue Bonds have been expended.

7. Restrictions on Transfers. Neither the Borrower nor Buffalo Gulf Coast Terminals LLC nor Buffalo Parent Gulf Coast Terminals LLC shall take any action or allow any action to be taken that would cause the Common Issue Bonds to be treated for federal income tax purposes as assumed by an unrelated party in connection with an asset acquisition (within the meaning of Section 1.150-1(d)(2)(v) of the Regulations) within six months of the effective date of this Amendment, including a sale of any interest in either the Borrower or Buffalo Gulf Coast Terminals LLC to an unrelated party, or any action that would cause either the Borrower or Buffalo Gulf Coast Terminals LLC to be treated as other than a disregarded entity for federal income tax purposes.

8. Discontinuation of Continuing Disclosure. Upon the effective date of the Restated Bond Indenture, Article Six of the Loan Agreement shall be deleted, and the Borrower shall no longer be obligated to perform any of its obligations thereunder.

9. Exchange of Notes. Upon the effective date of the Restated Indenture, in exchange for the Note heretofore issued by the Borrower to the Issuer and collaterally assigned by the Issuer to the Trustee as security for the Bonds under the Bond Indenture, the Borrower shall issue a new Note in the same amount, with the same terms, and in the same form of such previously issued Note, except that the second paragraph of such new Note shall be revised by adding, immediately after the phrase “October 1, 2012,” the phrase “as supplemented, amended, and restated from time to time in accordance with its terms,”.

10. Effective Date; Ratification. This Amendment shall become effective on the effective date of the Restated Bond Indenture and, until such date, shall have no force or effect. The Loan Agreement is hereby ratified and, except as expressly amended hereby, shall remain in full force and effect.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature pages follow]

IN WITNESS WHE REO F, the parties have executed and de livered this Amendment as of the date first above written.

HARRIS COUNTY INDUSTRIAL DEVELOPMENT CORPORATION

By:	/s/ Authorized Representative
President

By:	/s/ Authorized Representative
Secretary

HFOTCO LLC

By:	/s/ Authorized Representative
Vice President of Finance

The undersigned agree to observe the restrictions on transfers and other action on their part stated in paragraph 7 of the foregoing Amendment.

BUFFALO PARENT GULF COAST TERMINALS LLC		BUFFALO GULF COAST TERMINALS LLC
By:	/s/ Chris Beale	By:	/s/ Chris Beale
Name:	Chris Beale	Name:	Chris Beale
Title:	President	Title:	President

[Signture page to First Amendment to Loan Agreement Series 2011]